Exhibit 99.1

NEWS RELEASE
                                                       Dorchester Minerals, L.P.
Release Date: March 31, 2006                       3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300

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                DORCHESTER MINERALS, L.P. ANNOUNCES 2005 RESULTS

        DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the year ended
December 31, 2005 of $52,775,000, or $1.82 per common unit.

      A comparison of the Partnership's results for the twelve month periods ending December 31, 2005 and 2004, are set forth below:

                                                    Twelve Months Ended
                                                       December 31,
                                          ------------------------------------
                                                  2005                2004
                                         -----------------    ----------------
   Operating Revenues                         $ 79,765,000        $ 56,767,000
   Depreciation, Depletion, Amortization       (20,858,000)        (20,795,000)
   All Other Expenses, Net                      (6,132,000)         (5,896,000)
                                         -----------------    ----------------
   Net Earnings                               $ 52,775,000        $ 30,076,000
                                         =================    ================

   Net Earnings Per Common Unit               $       1.82        $       1.07


        The Partnership's operating revenues during the twelve months ending December 31, 2005 are higher than 2004 primarily as a result of increased crude oil and natural gas sales prices.

        The Partnership's independent engineering consultants estimated its total proved oil and gas reserves to be 90.5 billion cubic feet of natural gas equivalents (Bcfe) as of December 31, 2005. Approximately 42 percent of these reserves are attributable to the Partnership's Net Profits Interests and 58 percent are attributable to its Royalty Properties. Natural gas accounted for 73 percent of total proved reserves as of December 31, 2005 of which 99.7 percent were classified as proved developed. Upward revisions to prior reserve estimates, as reported in the Partnership's 2005 10-K, totaled 8.8 Bcfe, or approximately 77 percent of production during 2005.

        The Partnership received cash payments in the amount of $1.7 million from various sources during 2005, including lease bonus attributable to 69 leases and nine force pooling elections of interests in lands located in 26 counties and parishes in five states. These leases reflected bonus payments ranging up to $800/acre and initial royalty terms ranging up to 30 percent. The Partnership identified 289 new wells completed on its Royalty and Net Profits Interests Properties during 2005 located in 66 counties and parishes in 13 states. During 2005, 49 wells were drilled on properties underlying our Net Profits Interests located in fifteen counties in seven states. As of December 31, 2005, 20 of these wells had been completed as producing oil or natural gas wells, one was deemed to be a dry hole and 12 were in various stages of drilling or completion operations.

        The Partnership distributed a total of $67.2 million to its unitholders from May 2005 through February 2006 attributable to 2005 activity.

ARKANSAS LEASE TRANSACTION

        On March 30, 2006, the Partnership entered into an agreement with a
large independent oil   and gas exploration company to lease its mineral
interest in 117 sections of land representing approximately 9,800 net mineral acres located in Cleburne, Conway, Faulkner, Franklin, Johnson, Pope, Van Buren, and White Counties, Arkansas. These lands are located in an area typically referred to as the "Fayetteville Shale Trend" of the Arkoma Basin. The agreement provides for a nonrefundable payment in the amount of approximately $600,000, execution of oil and gas leases reflecting five year primary terms and one-quarter royalty, and optional working interest participation in certain circumstances. Consummation of the transactions contemplated by the agreement are subject to satisfaction of various conditions including title verification and payment of the remaining bonus consideration of approximately $5,500,000 on or before June 29, 2006.

        Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.